Exhibit 99.1

Adecoagro Announces It Has Entered Into A Transaction Agreement With Tether Investments

LUXEMBOURG, March 27, 2025/PRNewswire/ -- Adecoagro S.A. (NYSE: AGRO) "Adecoagro" or the "Company"), a leading sustainable production company in South America and Tether Investments S.A. de C.V. ("Tether"), a member of the Tether Group which includes the issuer of USDT, the world's largest stablecoin, today announced that they have entered into a Transaction Agreement. Pursuant to the terms of the agreement, which has been unanimously approved by Adecoagro's Board of Directors, Tether will promptly commence a tender offer to acquire up to 49,596,510 Common Shares of the Company at a price in cash of $12.41 per Common Share (representing, when added to the Shares already owned by Tether, approximately 70% of the outstanding Common Shares of the Company). The closing of the transaction is subject to certain closing conditions, including there being validly tendered and not validly withdrawn a number of Common Shares that, when added to the Common Shares already owned by Tether, represents at least 51% of the outstanding Common Shares on a fully diluted basis.

"I am very excited about this transaction and the opportunity to have a significant shareholder like Tether, who shares the entrepreneurial spirit that led us to create Adecoagro 23 years ago and that continues to be present in our day-to-day decisions." said Mariano Bosch, Co-Founder and Chief Executive Officer of Adecoagro. "At Adecoagro we produce food and renewable energy, which is associated with the traditional agribusiness industry, but the adoption of cutting-edge technology is present in our four business segments and is a relevant driver of our low-cost strategy. Having our largest shareholder understand the importance of technology and support our existing projects and future ventures, places us in a privileged position to continue expanding our culture and work."

Mr. Bosch further added "Tether's support for the Company's strategic vision, is an acknowledgment to the hard work of our passionate and diverse team, that is capable of developing these efficient and sustainable production models in the interior of Argentina, Brazil and Uruguay, with a constant focus on doing things better every day to continue delivering long-term returns and generating value for our shareholders."

"Among the things I am excited about is that our Board of Directors, which is a key element of our governance model, will benefit from the continuity of some of our current members and from the fresh ideas that the new additional directors will provide. Also, there is a specific retention plan for management, and we are all excited to continue working hard on making Adecoagro an even better company" elaborated Mr. Bosch.

Mr Bosch concluded "I think we have reached an agreement that respects and protects minority shareholders, and I am very happy about that. That is why I decided not to sell any of my shares, unless it is necessary to move forward with the transaction and enable Tether to reach the minimum threshold."

Emilio Gnecco, Chief Financial Officer of Adecoagro added "The work we have done over the past years have led to deliver consistent results and better positioned us for long-term sustainable growth. We are at a point where we have become a solid platform from which we can expand our current businesses and potential new ones. The incorporation of a shareholder like Tether will allow us to pursue a more ambitious growth plan."

"This transaction reflects Tether's commitment to investing in sustainable, future-oriented companies that have a deep impact on real-world economies," said Paolo Ardoino, CEO of Tether. "Adecoagro has built an impressive track record of innovation in food and renewable energy production across South America, and we are proud to support its vision. Our investment aligns with Tether's broader strategy to back infrastructure, technology, and businesses that advance economic freedom and resilience, especially in regions where these values are most needed. We look forward to contributing to Adecoagro's continued growth and long-term success."

J.P. Morgan is acting as exclusive financial advisor and Davis Polk & Wardwell LLP and Elvinger Hoss Prussen are acting as legal advisors to the Company. McDermott Will & Emery LLP is acting as legal advisor to Tether.

About Adecoagro:

Adecoagro is a leading sustainable production company in South America. Adecoagro owns 210.4 thousand hectares of farmland, and several industrial facilities spread across the most productive regions of Argentina, Brazil and Uruguay, where it produces over 2.8 million tons of agricultural products and over 1 million MWh of renewable electricity.

About Tether:

Tether is a pioneer in the field of stablecoin technology, driven by an aim to revolutionize the global financial landscape. With a mission to provide accessible and efficient financial, communication, artificial intelligence, and energy infrastructure. Tether enables greater financial inclusion, and communication resilience, fosters economic growth, and empowers individuals and businesses alike. As the creator of the largest, most transparent, and liquid stablecoin in the industry, Tether is dedicated to building sustainable and resilient infrastructure for the benefit of underserved communities. By leveraging cutting-edge blockchain and peer-to-peer technology, it is committed to bridging the gap between traditional financial systems and the potential of decentralized finance.

No Offer or Solicitation; Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and offer to buy the Company's securities will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, Tether will be required to file a tender offer statement on Schedule TO and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY'S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. These materials will be made available to the Company's stockholders at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC's website at www.sec.gov. Copies of the documents filed by the Company with the SEC by will be available free of charge on the Company's internet website at www.adecoagro.com or by contacting the Company's investor relations department at ir@adecoagro.com.

Forward Looking Statements

This release contains information that may constitute forward-looking statements for purposes of applicable securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. Investors are cautioned not to place undue reliance on forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to: (i) the risk that the tender offer may not be completed in a timely manner or at all; (ii) uncertainties as to the percentage of the Company's shareholders tendering their shares in the tender offer; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement related to the tender offer, including in circumstances which would require the Company to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the transactions contemplated by such transaction agreement on the Company's ability to retain and hire key personnel, its ability to maintain relationships with its suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management's attention from the Company's ongoing business operations; (viii) the risk that shareholder litigation in connection with the transactions contemplated by such transaction agreement may result in significant costs of defense, indemnification and liability and (ix) those set forth in the "Risk Factors" section of the Company's Form 20-F for the fiscal year ended December 31, 2023 and subsequent filings with the SEC. The Company may not succeed in addressing these and other risks. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this release.